Exhibit 99.2
Gamesys Revenue and Reconciliation of Net Income (Loss) and Net Income (Loss) Margin
to Adjusted EBITDA and Adjusted EBITDA Margin
(Unaudited)

	Three Months Ended
(Amounts in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Revenue	$278,624	$280,957	$272,682	$261,100	$245,248	$229,194	$198,995

Net income (loss)	$(8,731)	$(13,571)	$32,842	$24,264	$32,975	$23,588	$5,447
Interest expense, net of interest income	26,294	6,886	6,916	7,362	7,259	7,419	8,126
Provision (benefit) for income taxes	5,291	19,425	6,142	(5,054)	2,437	2,876	1,438
Depreciation and amortization	31,976	31,300	31,969	37,844	28,658	27,470	27,848
Non-operating (income) expense	5,004	2,105	(5,849)	(1,785)	(824)	2,694	5,169
Acquisition, integration and restructuring	23,803	27,883	3,714	96	1,059	686	2,882
Share-based compensation	1,088	853	860	2,295	925	1,210	309
Other(1)	(920)	(714)	(499)	6,386	—	—	—
Adjusted EBITDA	$83,805	$74,167	$76,095	$71,408	$72,489	$65,943	$51,219

Net income (loss) margin	(3.1)%	(4.8)%	12.0%	9.3%	13.4%	10.3%	2.7%
Adjusted EBITDA margin	30.1%	26.4%	27.9%	27.3%	29.6%	28.8%	25.7%

Foreign exchange rate(2)	1.379	1.398	1.379	1.281	1.241	1.291	1.321
(1) Other includes the following non-recurring items for the applicable periods: (i) Financial asset impairment on certain balances held by payment service providers, (ii) intangible asset impairment for partnership agreements that expired or were terminated, and (iii) one-off tax charges.

(2) Amounts reported in the table above were translated to USD from GBP using the average exchange rate for the respective quarterly period.